Exhibit 10.1

LipoScience, Inc.
Senior Leadership Team Annual Incentive Compensation Plan Terms

1.
Plan Objective: The LipoScience, Inc. Senior Leadership Team Annual Incentive Plan (referred to as the “Plan”) is designed to focus key employee behavior on achievement of Company objectives and strategy as well as align the interests of management to those of stockholders.

2.
Administration: The Plan is administered by the Compensation Committee of the Company’s Board of Directors (the “Administrator”). The Administrator may delegate its authority to administer the Plan to an individual or committee.

3.	Performance Period: The Performance Period begins on January 1 and ends of December 31 of each year (or such shorter periods as the Administrator may determine).

4.
Performance Goals: The Administrator shall establish one or more performance goals for the specified Performance Period. Performance goals may include objective and/or subjective measures of financial, strategic or individual performance as determined by the Administrator. Performance goals need not be the same for Performance Periods or among participating employees for any given Performance Period.

5.
Target Awards: The Administrator shall establish the members of the Senior Leadership Team who shall participate in the Plan (each, a “Participant”) and for each Participant a target award that shall be payable if and to the extent the Company and individual attains the performance goals applicable to the Participant for the specified Performance Period. The Administrator may establish a range of possible award amounts relative to target based on the degree of achievement of the applicable performance goals.

6.
Calculation of the Incentive Awards: At the end of the Performance Period, the Administrator shall determine for each Participant whether and to what extent the performance goals have been met and the percentage of the target award that is earned.

7.
New Hires: Participants who start after January 1 of the applicable Performance Period are eligible for a pro-rated award based on their length of employment during the Performance Period, except as the Administrator may otherwise determine.

8.
Payment of IC Award: Participants must be employed through December 31 of the applicable year and on the date the Plan payment is actually paid to be eligible for the payment. Plan awards are paid as soon as administratively possible after the close of Performance Period, but no later than March 15 of the following year.